Exhibit 4.33

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

This section summarizes certain information regarding the American Depositary Shares (“ADSs”) of Teva Pharmaceutical Industries Limited (the “Company”), each of which represents one ordinary share of the Company, par value NIS 0.10 per share. The ADSs constitute the only class of the Company’s securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description is only a summary and does not purport to be complete and is qualified by reference to our Memorandum of Association, as amended, our Articles of Association, as amended (“Articles”), and our Second Amended and Restated Deposit Agreement, by and among the Company, Citibank, N.A., as depositary, and the holders and beneficial owners of ADSs issued thereunder, dated as of December 4, 2018 (the “Deposit Agreement”), each of which is incorporated by reference as exhibits to our annual report on Form 10-K.

American Depositary Shares and Receipts

General

ADSs represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. Citibank N.A., having its principal office at 388 Greenwich Street, New York, New York 10013, U.S.A., is acting as depositary bank for our ADSs and the custodians are Citibank Tel Aviv and Citibank, N.A.

The Company has appointed Citibank as depositary bank pursuant to the Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2018. ADS holders may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov).

Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. Owners of ADSs will be able to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and by the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

Owners of ADSs become a party to the Deposit Agreement and will be bound to its terms and to the terms of any ADR that represents ADSs. The Deposit Agreement and the ADR specify the rights and obligations of the Company, the depositary bank and the ADS owners. The Deposit Agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of ordinary shares will continue to be governed by the laws of the State of Israel, which may be different from the laws of the United States.

Owners of ADSs may hold ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary bank in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States.

Dividends and Distributions

Holders of ADSs generally have the right to receive distributions made by the Company on the securities deposited with the custodian. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever the Company makes a cash distribution for the securities on deposit with the custodian, the Company will deposit the funds with the depositary bank or the custodian on behalf of the depositary bank. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the State of Israel.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever the Company makes a free distribution of shares for the securities on deposit with the custodian, the Company will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-shares ratio, in which case each ADS held by holders will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed. No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Elective Distributions of Cash or Shares

Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary bank and will indicate whether it wishes the elective distribution to be made available to holders. In such case, the Company will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to holders only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures, in consultation with the Company, to enable holders to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders, holders will receive either cash or additional ADSs, depending on what a shareholder under Israeli law would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Distribution of Rights

Whenever the Company intends to distribute rights to purchase additional ordinary shares, it will give prior notice to the depositary bank and will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures, in consultation with the Company, to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if the Company provides all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). Holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to holders if:

•	the Company does not timely request that the rights be distributed to holders or the Company requests that the rights not be distributed to holders; or

•	the Company fails to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

Whenever the Company intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, it will notify the depositary bank in advance and will indicate whether it wishes that such distribution be made to holders of ADSs. If so, the Company will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable. If it is reasonably practicable to distribute such property to holders and if the Company provides all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it, in consultation with the Company, deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may, in consultation with the Company, sell all or a portion of the property received.

The depositary bank will not distribute the property to holders and will sell the property if:

•	the Company does not request that the property be distributed to holders or if the Company asks that the property not be distributed to holders; or

•	the Company does not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines, in consultation with the Company, that all or a portion of the distribution to holders is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever the Company intends to redeem any of the securities on deposit with the custodian, it will notify the depositary bank in advance. If it is practicable and if the Company provides all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine in consultation with the Company.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, the ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the new ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to holders, amend the Deposit Agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to holders, the depositary bank may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon receipt of notice from the custodian confirming (i) that a deposit of ordinary shares has been made pursuant to the requirements of the Deposit Agreement, (ii) that all required documentation has been received, and (iii) the person(s) to whom ADSs are deliverable and the number of ADSs to be delivered, the depositary bank will issue, subject to the terms of the Deposit Agreement, applicable law and payment of all applicable charges, taxes and other governmental fees, ADSs to the persons named in the custodian’s notice. The depositary bank will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary bank. As such, holders will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	the person making the deposit is duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and the ADSs issuable upon such deposit will not be “restricted securities” (as defined in the Deposit Agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, the Company and the depositary bank may, at holders’ cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split of ADRs

Holders are entitled to transfer, combine or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, holders will have to surrender the ADRs to be transferred to the depositary bank and also:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have ADRs either combined or split up, holders must surrender the ADRs in question to the depositary bank with a request to have them combined or split up, and holders must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares upon Cancellation of ADSs

Holders of ADSs are entitled to present their ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Holders’ ability to withdraw the ordinary shares may be limited by U.S. and Israeli legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, holders will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If holders hold ADSs registered in their name, the depositary bank may ask such holders to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel the ADSs. The withdrawal of the ordinary shares represented by the ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders have the right to withdraw the securities represented by ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	outstanding obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair holders’ right to withdraw the securities represented by their ADSs, except to comply with mandatory provisions of law.

Reports and Communications

The Company will furnish to the depositary bank all notices of shareholders’ meetings, proxy soliciting material and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same (including a summary, in English, of any applicable provisions or proposed provisions of the Articles that may be relevant to such notices, reports and communications). The depositary bank will make such notices, reports and communications available for inspection by holders of ADSs at its principal office when furnished by the Company pursuant to the Deposit Agreement and, upon request by the Company, will mail such notices, reports and communications to holders at the Company’s expense.

Voting Rights

Holders of ADSs generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by their ADSs.

At the Company’s request, the depositary bank will distribute to holders any notice of shareholders’ meeting received from the Company together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

The ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. The Company cannot assure that holders will receive voting materials in time to enable them to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

Holders of ADSs will be required to pay the following service fees to the depositary bank:

Service	Fees
(1) Issuance of ADSs (e.g., an issuance upon a deposit of shares, upon a change in the ADS(s)-to-share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.

(2) Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited shares, upon a change in the ADS(s)-to-share(s) ratio, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled.

(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

(6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary bank.

Holders of ADSs will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

(1)	taxes and other governmental charges;

(2)	fees related to the transfer and registration of ordinary shares charged by the registrar and transfer agent (i.e., upon deposit and withdrawal of ordinary shares);

(3)	expenses for cable, telex and fax transmissions and for delivery of securities;

(4)	expenses incurred for converting foreign currency into U.S. dollars;

(5)	expenses incurred in connection with compliance with exchange control regulations and other regulatory requirements; and

(6)	fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the holder.

The fees and charges holders may be required to pay may vary over time and may be changed by the Company and by the depositary bank. Holders will receive prior notice of such changes.

The depositary bank may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the depositary bank may agree from time to time.

Amendment and Termination

The Company may agree with the depositary bank to modify the Deposit Agreement at any time without holders’ consent. The Company undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. Modifications to the Deposit Agreement shall be deemed not to materially prejudice holders’ substantial existing rights if such modifications are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders are required to pay. In addition, the Company may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders from withdrawing the ordinary shares represented by their ADSs (except in order to comply with applicable by law).

The Company has the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to holders at least 30 days before termination. Until termination, holders’ rights under the Deposit Agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for holders in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for holders still outstanding (after deduction of applicable fees, taxes and expenses).

Book of Depositary

The depositary bank will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary bank will maintain in New York City (Borough of Manhattan) facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the obligations of the Company and the depositary bank to the holders of ADSs as follows:

•	the Company and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith;

•

both the Company and the depositary bank disclaim any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided they act in good faith and in accordance with the terms of the Deposit Agreement;

•

both the Company and the depositary bank disclaim any liability for any failure to accurately determine the lawfulness or practicality of any action, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for the value of ordinary shares or any distribution or interest thereon, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement; for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC participant;

•

the depositary bank disclaims any liability for the content of any information submitted to it by the Company for distribution to holders or for any inaccuracy of any translation thereof or for the failure or timeliness of any notice from the Company;

•	the Company and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement;

•

the Company and the depositary bank disclaim any liability if the Company or the custodian or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any applicable law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control;

•

the Company and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles or in any provisions of or governing the securities on deposit;

•

the Company and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by the Company or the depositary bank in good faith to be competent to give such advice or information;

•

the Company and the depositary bank also disclaim liability for the inability of certain holders to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the Deposit Agreement, made available to such holders;

•	the Company and the depositary bank also disclaim liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the deposited property or the ADSs;

•

the Company and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties; and

•	the Company and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

Taxes

Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. The Company, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of holders. However, holders may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the Company, the depositary bank and the custodian may require to fulfill legal obligations. Holders are required to indemnify the Company, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for holders.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. Holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to holders for whom the conversion and distribution is lawful and practical; or

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency (without liability for interest) for the applicable holders.